Exhibit 99.1

BeiGene Receives Positive CHMP Opinion for BRUKINSA® (zanubrutinib) for the Treatment of Adults with Marginal Zone Lymphoma

CHMP recommends approval of BRUKINSA for the treatment of relapsed or refractory marginal zone lymphoma

If approved, BRUKINSA will be the first and only approved Bruton’s Tyrosine Kinase (BTK) inhibitor for marginal zone lymphoma in Europe

CAMBRIDGE, Mass., & BASEL, Switzerland & BEIJING – September 19, 2022 – BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global biotechnology company focused on developing innovative and affordable oncology medicines to improve treatment outcomes and access for patients worldwide, today announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has issued a positive opinion recommending approval of BRUKINSA® (zanubrutinib) for the treatment of adult patients with marginal zone lymphoma (MZL) who have received at least one prior anti-CD20-based therapy.

“There are currently no BTK inhibitors approved for MZL in Europe and with this positive opinion, we are one step closer to bringing forward a chemotherapy-free treatment option for this rare blood cancer. We look forward to a decision from the European Commission in the coming months,” said Mehrdad Mobasher, M.D., M.P.H., Chief Medical Officer, Hematology at BeiGene. “We have undertaken a broad development program to evaluate BRUKINSA as a potential treatment for various B-cell malignancies in over 4,500 patients, which continues to generate evidence to support BRUKINSA as an effective and well-tolerated treatment option for blood cancer patients around the world.”

The CHMP recommendation is based on positive results from the Phase 2, open-label, multicenter, single-arm MAGNOLIA trial (NCT03846427) in 66 patients with relapsed or refractory (R/R) MZL who received at least one anti-CD20-based regimen. In the study, the overall response rate (ORR) was 68% (95% CI: 55.6, 79.1) with 26% of patients achieving complete response (CR) and 42% achieving partial response (PR). The median time to response was 2.8 months (range: 1.7 to 11.1 months) and ORRs for MZL subtypes extranodal, nodal, splenic, and unknown were 64%, 76%, 67%, and 50%, respectively.

BRUKINSA demonstrated favorable and well-defined tolerability consistent with its known safety profile. The most common (≥30%) adverse reactions, including laboratory abnormalities, in the pooled safety population of 847 patients were decreased neutrophil count, upper respiratory tract infection, decreased platelet count, and hemorrhage. The observed cardiac safety profile was consistent with previous BRUKINSA studies, with low rates of atrial fibrillation (3%) and atrial flutter (0.4%). BRUKINSA was well-tolerated, as demonstrated by low rates of discontinuation due to adverse events (6%).

Pier Luigi Zinzani, MD., PhD., Full Professor of Haematology at the Institute of Haematology “Seràgnoli”, University of Bologna, Italy commented, “Marginal zone lymphoma encompasses a number of subtypes. As a highly selective BTK inhibitor, the clinical trial data for BRUKINSA showed deep and sustained overall responses regardless of subtype, along with a well-established safety profile. If approved, BRUKINSA has the potential to deliver meaningful outcomes for MZL patients in Europe who otherwise have no approved treatment options.”

This opinion is an important milestone as we work to bring a BTK inhibitor for the first time to European MZL patients,” notes Gerwin Winter, Senior Vice President, Head of Europe at BeiGene. “We look forward to combining our global scale and local expertise to deliver innovative medicines to patients across Europe.”

Following the CHMP positive opinion, the European Commission will consider BeiGene’s Marketing Application, with a final decision expected within 67 days of the CHMP opinion. The decision will be applicable to all 27 member states of the European Union (EU) plus Iceland and Norway. BRUKINSA is currently approved in the EU for the treatment of adult patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy or for the first-line treatment of patients unsuitable for chemo-immunotherapy.

BeiGene has obtained reimbursement for BRUKINSA for the treatment of Waldenström’s macroglobulinemia in Austria, Belgium, Denmark, England and Wales, Germany, Ireland, Spain, and Switzerland while additional EU countries are currently going through the reimbursement process.

About Marginal Zone Lymphoma

MZL is a group of ultra-rare, slow growing B-cell malignancies that begin in the marginal zones of lymph tissue. i Epidemiological data from Europe is limited, but the incidence rate of MZL is estimated to range between 20 and 30 per million per year.ii,iii,iv There are three different subtypes of MZL: extranodal marginal zone B-cell lymphoma, or mucosa-associated lymphoid tissue (MALT), which is most common; nodal marginal zone B-cell lymphoma which develops in the lymph nodes and is rare; and splenic marginal zone B-cell lymphoma which develops in the spleen, bone marrow, or both, and is the rarest form of the disease.v

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver targeted and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is supported by a broad clinical program which includes more than 4,500 subjects in 35 trials across 28 markets. To date, BRUKINSA has received more than 20 approvals covering more than 50 countries and regions, including the United States, China, the EU, Great Britain, Canada, Australia, and additional international markets. Currently, more than 40 additional regulatory submissions are in review around the world.

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R & D and medical affairs team of approximately 3,300 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 16,000 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono-and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the U.S., China, the European Union, Great Britain, Canada, Australia, and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody, tislelizumab, as well as the PARP inhibitor, pamiparib, in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021, BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody, tislelizumab, in North America, Europe, and Japan. Building upon this productive collaboration, BeiGene and Novartis announced an option, collaboration, and license agreement in December 2021 for BeiGene’s TIGIT inhibitor, ociperlimab, that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global biotechnology company that is developing and commercializing innovative and affordable oncology medicines to improve treatment outcomes and access for far more patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 8,500 colleagues spans five continents, with administrative offices in Beijing, China; Cambridge, U.S.; and Basel, Switzerland. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the potential for BRUKINSA to provide clinical benefit to patients with MZL, the future development, regulatory filing and approval, commercialization, and market access of BRUKINSA in the European Union and other markets, the potential commercial opportunity for BRUKINSA, and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact:
Kevin Mannix
+1 240-410-0129
ir@beigene.com

Media Contact:
Maryline Iva
+41 616 852 090
media@beigene.com

i Annals of Oncology, Marginal Zone Lymphomas: ESMO Clinical Practice Guidelines for diagnosis, treatment and follow-up, January 6, 2020.
ii Cerhan, J.R. and T.M. Habermann, Epidemiology of Marginal Zone Lymphoma. Ann Lymphoma, 2021.
iii Smith, A., et al., Lymphoma incidence, survival and prevalence 2004-2014: sub-type analyses from the UK's Haematological Malignancy Research Network. Br J Cancer, 2015. 112(9): p. 1575-84.
iv Maynadie, M., et al., Splenic Marginal Zone Lymphoma: French Registries Population-Based Treatment and Survival Analyses (2002-2014). Blood, 2020. 136.
v Leukemia & Lymphoma Society, Marginal Zone Lymphoma. Available at: https://www.lls.org/research/marginal-zone-lymphoma-mzl.